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                                                                     EXHIBIT 5.1
                                                                     -----------

                                        February 25, 1998



NewsEDGE Corporation
80 Blanchard Road
Burlington, Massachusetts, 01083

      RE:  Registration Statement on Form S-8
      Relating to the 1995 Stock Plan and 1995 Employee Stock Purchase Plan of NewsEDGE Corporation (hereinafter the "Plans")
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Ladies and Gentlemen:

     Reference is made to the above-captioned Amendment to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by NewsEDGE Corporation (the "Company") on February 25, 1998 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 3,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issued or issuable pursuant to the 1995 Stock Plan and 325,000 shares of Common Stock issuable or issuable pursuant to the 1995 Employee Stock Purchase Plan (the "Shares").

     We have examined such documents, certificates, records and matters of law that we have deemed necessary or appropriate for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,


                                            TESTA, HURWITZ & THIBEAULT, LLP